Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports First Quarter 2018 Results
Comparable Restaurant Sales Have Now Increased Five Consecutive Months at Pollo and Turned Positive at Taco Cabana in April
April Comparable Restaurant Sales Increased 2.8% at Pollo Tropical and 0.9% at Taco Cabana
Restaurant Margins Improved at Pollo Tropical

DALLAS, Texas - (Business Wire) - May 7, 2018 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week first quarter of 2018, which ended on April 1, 2018.

Fiesta President and Chief Executive Officer Richard Stockinger said, “Last year, we developed and began implementing our Strategic Renewal Plan (the “Plan”) in earnest, starting with Pollo Tropical and following a few months later with Taco Cabana. We believe our Plan is driving intended operational and financial performance improvements.”

Mr. Stockinger continued, “For the past five consecutive months, comparable restaurant sales at Pollo Tropical increased, including comparable restaurant sales growth of 2.8% in April. As part of the Plan, we conducted consumer research in multiple markets to develop and validate our strategic positioning, service standards and menu innovation. We initially prioritized much of our Plan implementation in Pollo Tropical’s core markets where we generated system-leading comparable restaurant sales growth in the first quarter. An important new product platform for Pollo Tropical, hand-battered crispy citrus-marinated chicken, has been extremely successful, with broad appeal across all markets. More work needs to be done, but we believe we are establishing a promising foundation for future expansion.”

Mr. Stockinger added, “The early indicators of Taco Cabana’s revitalization are mirroring what we experienced at Pollo Tropical, including improving guest and social media scores, fewer guest complaints and growing guest compliments. While still early, we are encouraged by April comparable restaurant sales growth of 0.9%. Similar to Pollo Tropical, Taco Cabana’s consumer research has helped us to develop our brand positioning and related initiatives, including a focus on tacos with improved proteins, flavorful toppings and the successful reintroduction of Texas brisket. Leading up to our Taco Cabana brand re-launch this summer, we are implementing additional brand enhancements which we believe will continue to build our business momentum and improve restaurant margins.”

First Quarter 2018 Financial Summary

•
Total revenues decreased 3.5% from the prior year period to $169.5 million due primarily to closing unprofitable restaurants and comparable restaurant sales declines at Taco Cabana, partially offset by comparable restaurant sales growth at Pollo Tropical;

•
Comparable restaurant sales at Pollo Tropical increased 1.1%. Comparable restaurant sales were negatively impacted by approximately 0.4% related to the fiscal calendar shift of New Year’s Day and Easter;

•
Comparable restaurant sales at Taco Cabana decreased 1.7%. Comparable restaurant sales were negatively impacted by approximately 1.6% related to the reduction of overnight operating hours and by approximately 0.4% related to the fiscal calendar shift of New Year’s Day and Easter;

•	Net income of $4.2 million or $0.15 per diluted share, compared to the prior year period net loss of $(15.1) million, or $(0.56) per diluted share;

•
Adjusted net income of $4.3 million, or $0.16 per diluted share, compared to the prior year period adjusted net income of $6.8 million, or $0.25 per diluted share (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA of $17.0 million compared to the prior year period Consolidated Adjusted EBITDA of $21.2 million (see non-GAAP reconciliation table below). The decrease in Consolidated Adjusted EBITDA of $4.2 million was primarily driven by the decrease in Adjusted EBITDA at Taco Cabana of $4.0 million compared to the prior year period.

First Quarter 2018 Brand Results

Pollo Tropical restaurant sales decreased 4.9% to $94.5 million in the first quarter of 2018 compared to the prior year period due primarily to 34 fewer Company-owned restaurants in operation compared to the prior year period as a result of closing unprofitable restaurants, partially offset by a comparable restaurant sales increase of 1.1%. The increase in comparable restaurant sales resulted from a 3.4% increase in average check, partially offset by a 2.3% decrease in comparable restaurant transactions. Comparable restaurant sales and transactions were negatively impacted by the fiscal calendar shift of New Year’s Day and Easter. The increase in average check was primarily driven by menu price increases that positively impacted restaurant sales, higher priced promotions and add-on sales.

Adjusted EBITDA for Pollo Tropical decreased to $14.4 million in the first quarter of 2018 from $14.7 million in the first quarter of 2017 due primarily to the impact of an increase in cost of sales as a percentage of sales and higher repairs and maintenance costs primarily driven by the initiatives under the Plan, partially offset by higher comparable restaurant sales, lower advertising costs and the impact of closing unprofitable restaurants in 2017.

Taco Cabana restaurant sales decreased 1.7% to $74.4 million in the first quarter of 2018 compared to the prior year period due to a comparable restaurant sales decrease of 1.7%. The decrease in comparable restaurant sales resulted from an 11.3% decrease in comparable restaurant transactions, partially offset by a 9.6% increase in average check. Comparable restaurant transactions were negatively impacted primarily by the elimination of deep discounting related to the repositioning of the brand, the reduction in overnight operating hours and the fiscal calendar shift of New Years’ Day and Easter. The increase in average check was primarily driven by positive sales mix associated with higher priced promotions and new menu items related to the repositioning of the brand, and menu price increases.

Adjusted EBITDA for Taco Cabana decreased to $2.5 million in the first quarter of 2018 from $6.5 million in the first quarter of 2017 due primarily to the impact of lower comparable restaurant sales, higher cost of sales as a percentage of sales and higher repairs and maintenance costs primarily driven by the initiatives under the Plan, and higher restaurant wages and related expenses, partially offset by lower advertising costs.

Capital Allocation

Anticipated capital expenditures in 2018 include opening seven to eight new Company-owned Pollo Tropical restaurants in Florida and seven to eight new Company-owned Taco Cabana restaurants in Texas. Up to five of the new Taco Cabana restaurants are expected to come from converting closed Pollo Tropical restaurants. Total capital expenditures in 2018 are expected to be $60.0 million to $70.0 million, including $22.0 million to $25.0 million for the development of new restaurants.

Restaurant Portfolio

As of April 1, 2018, there were 146 Company-owned Pollo Tropical restaurants, 166 Company-owned Taco Cabana restaurants, 31 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Guyana, Panama and Venezuela and seven franchised Taco Cabana restaurants in the U.S. There were no restaurant openings during the first quarter of 2018.

Investor Conference Call Today

Fiesta will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 201-689-8562. A replay will be available after the call until Monday, May 14, 2018, and can be accessed by dialing 412-317-6671. The passcode is 13678815. The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED APRIL 1, 2018 AND APRIL 2, 2017
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)
	April 1, 2018	April 2, 2017

Revenues:
Restaurant sales	$168,833	$174,977
Franchise royalty revenues and fees	651	630
Total revenues	169,484	175,607
Costs and expenses:
Cost of sales	53,565	50,948
Restaurant wages and related expenses (b)	46,483	48,132
Restaurant rent expense	8,892	9,862
Other restaurant operating expenses	23,450	24,068
Advertising expense	6,213	7,539
General and administrative expenses (b)(c)	14,919	15,698
Depreciation and amortization	8,999	9,186
Pre-opening costs	381	424
Impairment and other lease charges (d)	(662)	32,414
Other expense (income), net (e)	366	454
Total operating expenses	162,606	198,725
Income (loss) from operations	6,878	(23,118)
Interest expense	1,069	584
Income (loss) before income taxes	5,809	(23,702)
Provision for (benefit from) income taxes	1,625	(8,642)
Net income (loss)	$4,184	$(15,060)
Basic net income (loss) per share	$0.15	$(0.56)
Diluted net income (loss) per share	$0.15	$(0.56)
Basic weighted average common shares outstanding	26,874,016	26,774,103
Diluted weighted average common shares outstanding	26,879,831	26,774,103

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three month periods ended April 1, 2018 and April 2, 2017 each included 13 weeks.

(b) Restaurant wages and related expenses include stock-based compensation of $17 and $109 for the three months ended April 1, 2018 and April 2, 2017, respectively. General and administrative expenses include stock-based compensation expense of $872 and $537 for the three months ended April 1, 2018 and April 2, 2017, respectively.

(c) See notes (e) through (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

(d) See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

(e) See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information".

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	April 1, 2018	December 31, 2017

Assets
Cash	$3,791	$3,599
Other current assets	33,323	37,449
Property and equipment, net	235,038	234,561
Goodwill	123,484	123,484
Deferred income taxes	15,884	17,232
Other assets	7,564	6,988
Total assets	$419,084	$423,313

Liabilities and Stockholders' Equity
Current liabilities	$48,391	$59,844
Long-term debt, net of current portion	81,718	76,425
Deferred income sale-leaseback of real estate	22,564	23,466
Other liabilities	30,114	32,062
Total liabilities	182,787	191,797
Stockholders' equity	236,297	231,516
Total liabilities and stockholders' equity	$419,084	$423,313

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)
	Three months ended
	April 1, 2018	April 2, 2017
Segment revenues:
Pollo Tropical	$94,942	$99,759
Taco Cabana	74,542	75,848
Total revenues	$169,484	$175,607

Change in comparable restaurant sales (a):
Pollo Tropical	1.1%	(6.7)%
Taco Cabana	(1.7)%	(4.5)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$674	$614
New restaurants (c)	432	372
Total company-owned (d)	647	556
Taco Cabana
Comparable restaurants (b)	$455	$453
New restaurants (c)	341	475
Total company-owned (d)	448	454

Income (loss) before income taxes:
Pollo Tropical	$8,128	$(25,096)
Taco Cabana	(2,319)	1,394

Adjusted EBITDA:
Pollo Tropical	$14,447	$14,722
Taco Cabana	2,511	6,494

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$21,584	$22,595
Taco Cabana	8,663	12,264
(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.
(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.
(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.
(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.
(e) Restaurant-Level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-Level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information".

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended
	April 1, 2018	April 2, 2017

Company-owned restaurant openings:
Pollo Tropical	—	3
Taco Cabana	—	1
Total new restaurant openings	—	4

Company-owned restaurant closings:
Pollo Tropical	—	—
Taco Cabana	—	—
Net change in restaurants	—	4

Number of Company-owned restaurants:
Pollo Tropical	146	180
Taco Cabana	166	167
Total Company-owned restaurants	312	347

Number of franchised restaurants:
Pollo Tropical	31	34
Taco Cabana	7	7
Total franchised restaurants	38	41

Total number of restaurants:
Pollo Tropical	177	214
Taco Cabana	173	174
Total restaurants	350	388

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	April 1, 2018		April 2, 2017
		(a)		(a)
Pollo Tropical:
Restaurant sales	$94,478		$99,310
Cost of sales	31,015	32.8%	29,947	30.2%
Restaurant wages and related expenses	22,156	23.5%	24,046	24.2%
Restaurant rent expense	4,297	4.5%	5,375	5.4%
Other restaurant operating expenses	12,115	12.8%	13,389	13.5%
Advertising expense	3,316	3.5%	4,325	4.4%
Depreciation and amortization	5,316	5.6%	6,083	6.1%
Pre-opening costs	224	0.2%	332	0.3%
Impairment and other lease charges	(541)	(0.6)%	32,071	32.3%

Taco Cabana:
Restaurant sales	$74,355		$75,667
Cost of sales	22,550	30.3%	21,001	27.8%
Restaurant wages and related expenses	24,327	32.7%	24,086	31.8%
Restaurant rent expense	4,595	6.2%	4,487	5.9%
Other restaurant operating expenses	11,335	15.2%	10,679	14.1%
Advertising expense	2,897	3.9%	3,214	4.2%
Depreciation and amortization	3,683	5.0%	3,103	4.1%
Pre-opening costs	157	0.2%	92	0.1%
Impairment and other lease charges	(121)	(0.2)%	343	0.5%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-Level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Consolidated
April 1, 2018:
Net income			$4,184
Provision for income taxes			1,625
Income (loss) before taxes	$8,128	$(2,319)	$5,809
Add
Non-general and administrative expense adjustments
Depreciation and amortization	5,316	3,683	8,999
Impairment and other lease charges	(541)	(121)	(662)
Interest expense	528	541	1,069
Other expense (income), net	346	20	366
Stock-based compensation expense in restaurant wages	5	12	17
Total Non-general and administrative expense adjustments	5,654	4,135	9,789
General and administrative expense adjustments
Stock-based compensation expense	467	405	872
Plan restructuring costs and retention bonuses	198	290	488
Total General and administrative expense adjustments	665	695	1,360
Adjusted EBITDA	$14,447	$2,511	$16,958
Restaurant-Level Adjustments:
Add: Pre-opening costs	224	157	381
Add: Other general and administrative expense(1)	7,377	6,182	13,559
Less: Franchise royalty revenue and fees	464	187	651
Restaurant-Level Adjusted EBITDA:	$21,584	$8,663	$30,247

April 2, 2017:
Net loss			$(15,060)
Benefit from income taxes			(8,642)
Income (loss) before taxes	$(25,096)	$1,394	$(23,702)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	6,083	3,103	9,186
Impairment and other lease charges	32,071	343	32,414
Interest expense	249	335	584
Other expense (income), net	197	257	454
Stock-based compensation expense in restaurant wages	45	64	109
Unused pre-production costs in advertising expense	322	—	322
Total Non-general and administrative expense adjustments	38,967	4,102	43,069
General and administrative expense adjustments:
Stock-based compensation expense	315	222	537
Terminated capital project	477	359	836
Board and shareholder matter costs	458	346	804
Plan restructuring costs and retention bonuses	74	71	145
Legal settlements and related costs	(473)	—	(473)
Total General and administrative expense adjustments	851	998	1,849
Adjusted EBITDA:	$14,722	$6,494	$21,216
Restaurant-Level Adjustments:
Add: Pre-opening costs	332	92	424
Add: Other general and administrative expense(1)	7,990	5,859	13,849
Less: Franchise royalty revenue and fees	449	181	630
Restaurant-Level Adjusted EBITDA:	$22,595	$12,264	$34,859
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, other expense (income), net, unused pre-production costs in advertising expense, terminated capital project costs, board and shareholder matter costs, Plan restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended
	April 1, 2018				April 2, 2017
	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS	Income (Loss) Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$5,809	$1,625	$4,184	$0.15	$(23,702)	$(8,642)	$(15,060)	$(0.56)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (b)	(662)	(164)	(498)	(0.02)	32,414	11,919	20,495	0.77
Other expense (income), net (c)	366	91	275	0.01	454	167	287	0.01
Unused pre-production costs in advertising expense (d)	—	—	—	—	322	118	204	0.01
Total Non-general and administrative expense	(296)	(73)	(223)	(0.01)	33,190	12,204	20,986	0.78
General and administrative expense adjustments:
Terminated capital project (e)	—	—	—	—	836	307	529	0.02
Board and shareholder matter costs (f)	—	—	—	—	804	296	508	0.02
Plan restructuring costs and retention bonuses (g)	488	121	367	0.01	145	53	92	—
Legal settlements and related costs (h)	—	—	—	—	(473)	(174)	(299)	(0.01)
Total General and administrative expense	488	121	367	0.01	1,312	482	830	0.03
Adjusted - Non-GAAP	$6,001	$1,673	$4,328	$0.16	$10,800	$4,044	$6,756	$0.25

(a) The provision (benefit) for income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 24.8% and 36.8% for the periods ending April 1, 2018 and April 2, 2017, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017.

(b) Impairment and other lease charges for the three months ended April 1, 2018, primarily consist of a $(0.6) million and a $(0.1) million net benefit related to lease charge recoveries for Pollo Tropical and Taco Cabana, respectively, due primarily to a lease termination, a lease assignment, subleases and other adjustments to estimates of future lease costs. Impairment and other lease charges for the three months ended April 2, 2017 primarily include impairment charges of $32.0 million primarily related to the 30 Pollo Tropical restaurants that were subsequently closed during the second quarter of 2017, seven of which were initially impaired in 2016. For the three months ended April 2, 2017, the Company also recognized impairment charges of $0.3 million with respect to three underperforming Taco Cabana restaurants.

(c) Other expense (income), net for three months ended April 1, 2018 includes the write-off of site costs primarily related to a location that we decided not to develop and costs for the removal, transfer and storage of equipment from closed restaurants, partially offset by a gain on the sale of a closed restaurant property. Other expense (income), net for the three months ended April 2, 2017, includes the write-off of site costs related to locations that we decided not to develop, and costs for the removal of signs and equipment related to closed Pollo Tropical restaurants.

(d) Unused pre-production costs for the three months ended April 2, 2017, include costs for advertising pre-production that were not used.

(e) Terminated capital project costs for the three months ended April 2, 2017, include costs related to the write-off of a capital project that was terminated in the first quarter of 2017.

(f) Board and shareholder matter costs for the three months ended April 2, 2017, include fees related to shareholder activism and CEO and board member searches.

(g) Plan restructuring costs and retention bonuses for the three months ended April 1, 2018 and April 2, 2017, include severance related to the Plan and reduction in force and bonuses paid to certain employees for retention purposes.

(h) Legal settlements and related costs for the three months ended April 2, 2017 include costs and benefits related to litigation matters.